EXHIBIT 10.68
To : Enrique Orta

Date : 9 September 2010

From : Danny Pollaris

CC : Wolfgang Fries

Subject : Company pension and Life & Disability & Accidental insurance

Enrique,

Please find below overview on the new set-up of your extra-legal benefit program (Pension, life & disability insurance) :

•
your current Spanish extra-legal benefit coverage will remain in place but will be adjusted so that your salary prior to your promotion in August 2010 will be 'frozen'. This 'frozen' salary will remain applicable for your continued current Spanish benefit plan.

•
for the salary difference (new base salary after promotion and old salary prior to promotion), the Company-Tenneco Automotive Iberica SA - will establish an additional Defined Contribution plan as per below annual contribution levels:

◦8% Employers contributions of the salary difference (as per the above principle)
◦No personal contributions
•An additional life insurance equal to 3x the annual salary difference (as per the above principle).
Annual premium to be paid by Tenneco.
•A disability insurance equal to 3x annual salary difference (as per the above principle).
Premiums paid by Tenneco.
•A 24 hours accidental insurance coverage equal to 3x annual salary.

The above benefit program will be provided during your active Tenneco employment and will cease upon your retirement or departure
(voluntary or involuntary) from the Company.

In case of any questions, please do not hesitate to contact me.

Kind regards

/s/ DANNY POLLARIS

Danny Pollaris

Compensation & Benefits Director